 Filing by Wells Fargo Funds Trust pursuant to Rule 425 under the Securities Act of 1933 and deemed filed under Rule 14a-12(b) under the Securities Exchange Act of 1934. Subject company: Evergreen Equity Trust (SEC File Nos. 333-37453) Evergreen Fixed Income Trust (SEC File Nos. 333-37443) Evergreen International Trust (SEC File Nos. 333-42195) Evergreen Municipal Trust (SEC File Nos. 333-36033) Evergreen Select Equity Trust (SEC File Nos. 333-36047) Wells Fargo Funds Trust (SEC File Nos. 333-74295)

Wells Fargo Advantage Funds®

California Tax-Free Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Galiani, Van Poppel
Assets: $757M all share classes (as of 12-31-09)
Benchmark: Barclays Capital Municipal Bond Index
Inception Date: October 1988
Accounting/Performance Survivor: WFA California Tax-Free Fund

Fund Share Classes:
Class A, Class B, Class C, Administrator

Fund Overview

- Incorporates top-down macroeconomic analysis with bottom-up security selection. The manager seeks to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.
- As part of the larger Municipal team effort, Steve Galiani is joined by a dedicated team of credit analysts with industry/sector responsibility who perform intensive credit research focused on quantitative and qualitative factors on all holdings.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• California Tax-Free	• California Municipal	WF	**California Tax-Free** *Wells Capital Management - Galiani, Van Poppel*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	WFA California Tax-Free Fund (Surviving Strategy)	EVG California Municipal Bond
Portfolio Manager(s)	Galiani, Van Poppel	Galiani, Kiselak
Assets for All Share Classes (as of 12-31-09)	$534M	$223M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 155 funds in the Municipal California Long category	★★★ 155 funds in the Municipal California Long category
Inception Date	October 1988	April 1997
Fund Benchmark	Barclays Capital Municipal Bond Index	Barclays Capital 5-Year Municipal Bond Index
Lipper Category	California Municipal Debt	California Intermediate Municipal
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	SCTAX	EOCAX
Class B	SGCBX	EOCBX
Class C	SCTCX	EOCCX
Class I	NA	EOCIX
Administrator	SGCAX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA California Tax-Free	A	-1.36%	15.43%	2.65%	3.48%	5.18%	6.18%
Including Sales Charge		-	10.26%	1.09%	2.54%	4.70%	5.95%
EVG California Municipal Bond	A	-0.95%	15.84%	2.09%	2.56%	4.58%	4.56%
Including Sales Charge		-	10.32%	0.45%	1.57%	4.08%	4.16%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 4.50% for the Wells Fargo Advantage California Tax-Free Fund and 4.75% for the Evergreen California Municipal Bond Fund. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Historical performance shown for the Evergreen California Municipal Bond Fund - Class A prior to 11/11/2002 is based on the performance of the Select shares of the fund's predecessor fund, OFFIT California Municipal Fund. The historical returns for Class A have not been adjusted to reflect the 0.25% 12b-1 fee applicable to Class A. Select shares did not pay a 12b-1 fee. If these fees had been reflected, returns for Class A would have been lower.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for **Wells Fargo Advantage Funds**. *Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121026*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Capital Growth Fund

WELLS FARGO | ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Pence, Harris
Assets: $1,534M all share classes (as of 12-31-09)
Benchmark: Russell 1000® Growth
Inception Date: November 1997
Accounting/Performance Survivor: WFA Capital Growth Fund

Fund Share Classes:
Class A, Class C, Administrator, Institutional, Investor

Fund Overview

- Research process conducted and overseen by a team of four senior managers, who are supported by ten analysts.
- Fundamental, bottom-up, grassroots research process that is designed to "surround the company."
- Portfolio construction process that seeks to manage risk by investing in three types of growth: core, developing situations, and valuation opportunities.
- Portfolio is generally broadly diversified with limited sector deviations.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Capital Growth • Large Cap Appreciation	• None	WF	**Capital Growth** *Wells Capital Management - Pence, Harris*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	WFA Capital Growth Fund (Surviving Strategy)	WFA Large Cap Appreciation Fund
Portfolio Manager(s)	Pence, Harris	Bannick, Fitzpatrick, Skillman
Assets for All Share Classes (as of 12-31-09)	$1,486M	$48M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★ 1,548 funds in the Large Growth category	★★ 1,548 funds in the Large Growth category
Inception Date	November 1997	August 2001
Fund Benchmark	Russell 1000® Growth	Russell 1000® Growth
Lipper Category	Large-Cap Growth	Large-Cap Growth
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	WFCGX	WFAPX
Class B	NA	WFABX
Class C	WFCCX	WFACX
Institutional	WWCIX	WFASX
Investor	SLGIX	NA
Administrator	WFCDX	WFAKX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
Capital Growth	A	7.38%	34.76%	-4.66%	-0.21%	1.18%	5.78%
Including Sales Charge		-	27.04%	-6.53%	-1.38%	0.58%	5.27%
Large Cap Appreciation	A	6.22%	22.81%	-6.69%	-1.25%		0.33%
Including Sales Charge		-	15.75%	-8.52%	-2.41%		-0.38%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web site, www.wellsfargo.com/advantagefunds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Fund's returns would have been lower. These reductions may be discontinued.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for **Wells Fargo Advantage Funds**. Read the prospectus carefully before investing.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121012*

Wells Fargo Advantage Funds®

Classic Value Fund – New Shell

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): McCormick, Mishuris
Assets: $744M all share classes (as of 12-31-09)
Benchmark: Russell 1000® Value
Inception Date: August 1978
Accounting/Performance Survivor: EVG Equity Income Fund

Fund Share Classes:
Class A, Class B, Class C, Class R, Administrator

Fund Overview

- The WFA Classic Value Fund will be benchmarked to the Russell 1000 Value Index and managed by McCormick and Mishuris using a blend style of equity management.
- The investment process starts with finding high-quality companies with a competitive advantage and then estimating future cash flows to arrive at an intrinsic value. Once a company's intrinsic value has been estimated, the team looks to buy the stock at a significant discount to the estimated intrinsic value.
- The Fund is likely to be invested in all sectors and seeks to have a relatively low tracking error to the Russell 1000 Value Index, while tilting toward blend and mid cap value but typically remaining in the large cap value style box.
- Sector maximum/minimum weights are: +/- 50% of the index weight for GICS sectors that constitute at least 10% of the benchmark and +/- 200% of the index weight for GICS sectors that make up less than 10% of the benchmark.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Specialized Financial Services	• Equity Income	EF	**Classic Value** *Wells Capital Management - McCormick, Mishuris*

EF Surviving strategy is from *Evergreen Funds*

Fund Information/Considerations	EVG Equity Income Fund (Surviving Strategy)	WFA Specialized Financial Services Fund
Portfolio Manager(s)	McCormick, Mishuris	Ayvazian, Wisniewski
Assets for All Share Classes (as of 12-31-09)	$657M	$87M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★ 1,104 funds in the Large Value category	★★ 108 funds in the Financial category
Inception Date	August 1978	July 1962
Fund Benchmark	Russell 1000 Value	S&P 500 Index
Lipper Category	Equity Income	Financial Services
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Other Considerations	Large Value	Sector-Focused
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	ETRAX	SIFEX
Class B	ETRBX	SIFBX
Class C	ETRCX	SIFCX
Class I	EVTRX	NA
Class R	ETRRX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
EVG Equity Income	A	4.52%	26.09%	-5.56%	0.34%	2.62%	10.24%
Including Sales Charge		-	18.84%	-7.41%	-0.84%	2.02%	10.03%
WFA Specialized Financial Services	A	-3.41%	20.54%	-22.55%	-10.18%	-1.95%	8.68%
Including Sales Charge		-	13.60%	-24.06%	-11.24%	-2.53%	8.55%

**Returns for periods of less than one year are not annualized.*

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Performance shown without sales charges would be lower if sales charges were reflected. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Historical performance shown for Evergreen Equity Income Fund - Class A prior to its inception is based on the performance of Class I, the original class offered. The historical returns for Class A have not been adjusted to reflect the 0.25% 12b-1 fee applicable to Class A. Class I does not pay a 12b-1 fee. If this fee had been reflected, returns for Class A would have been lower.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for **Wells Fargo Advantage Funds**. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121006*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Disciplined Value Fund – New Shell

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Bill Zieff
Assets: $404M All share classes (as of 12-31-09)
Benchmark: Russell 1000® Value
Inception Date: May 1992
Accounting/Performance Survivor: EVG Disciplined Value

Fund Share Classes:
Class A, Class C, Investor, Administrator

Fund Overview

- The fund will use a quantitative strategy versus fundamentally driven active management. The Global Strategic Products (GSP) team, managed by Bill Zieff along with eight analysts, believes that a disciplined approach that takes advantage of quantitative tools can extend the power of traditional, fundamental analysis in seeking to deliver excess returns. The approach relies on empirical research to identify equity characteristics that are believed to offer the best opportunities for consistent outperformance.
- Typically the fund will have the following characteristics: approximately 80 to 110 individual stocks; sector active weight range +/- 5% of Russell 1000 Value Index; single position active weight range +/- 2%; and an annual turnover of between 50% to 80%.
- As a reference, WFA U.S. Value and WFA Equity Income employed fundamentally driven managers but both funds had low tracking error similar to Disciplined Value.

Current Wells Fargo Advantage Fund(s)	**Current Evergreen Fund(s)**	*Surviving Strategy*	**Proposed Wells Fargo Advantage Fund** *Subadvisor-Portfolio Manager(s)*
• U.S. Value • Equity Income	• Disciplined Value	EF	**Disciplined Value** *Wells Capital Management-Bill Zieff*

EF Surviving strategy is from *Evergreen Funds*

Fund Information/Considerations	**Surviving Strategy** **EVG Disciplined Value Fund**	**WFA U.S. Value Fund**	**WFA Equity Income Fund**
Portfolio Manager(s)	Zieff	VanCronkhite	Dunn, Thomburg
Assets for All Share Classes (as of 12-31-09)	$139M	$138M	$127M
Overall Morningstar Rating ™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★ 1,104 funds in the Large Value category	★★★ 1,104 funds in the Large Value category	★★★ 1,104 funds in the Large Value category
Inception Date	May 1992	December 1995	March 1989
Fund Benchmark	Russell 1000 Value	Russell 1000 Value	Russell 1000 Value
Lipper Category	Large-Cap Value	Large-Cap Core	Equity Income
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes	Yes
Other Considerations	Quantitative Value	Traditional Value	Traditional Value
Relative Performance to Survivor Fund	See next page	See next page	See next page
Current Share Class	**Ticker**	**Ticker**	**Ticker**
Class A	EDSAX	WFUAX	NVAEX
Class B	EDSBX	WFUBX	NVBEX
Class C	EDSCX	WFUCX	WFEEX
Class I	EDSIX	NA	NA
Investor	NA	SEQIX	NA
Administrator	NA	SEQKX	NVIEX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
EVG Disciplined Value	A	4.06%	16.99%	-8.14%	0.14%	2.80%	7.61%
Including Sales Charge		-	10.26%	-9.93%	-1.04%	2.19%	7.25%
WFA U.S. Value	A	5.37%	22.58%	-8.02%	-1.18%	0.09%	6.33%
Including Sales Charge		-	15.49%	-9.82%	-2.34%	-0.50%	5.88%
WFA Equity Income	A	4.16%	17.93%	-8.48%	-0.93%	0.26%	8.30%
Including Sales Charge		-	11.15%	-10.27%	-2.10%	-0.33%	7.99%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Performance shown without sales charges would be lower if sales charges were reflected. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Historical performance shown for Evergreen Disciplined Value Fund - Class A prior to 3/21/2005 is based on the fund's predecessor fund, SouthTrust Value Fund. The historical returns for Class A have not been adjusted to reflect the 0.25% 12b-1 fee applicable to Class A. The fund's predecessor fund did not pay a 12b-1 fee. If these fees had been reflected, returns for Class A would have been lower.

Class A shares of the Wells Fargo Advantage U.S. Value Fund incepted on November 30, 2000. Performance shown prior to the inception of Class A reflects the performance of the Investor Class shares, adjusted to reflect Class A sales charges and expenses, as applicable.

Class A shares or the Wells Fargo Advantage Equity Income Fund incepted on May 2, 1996. Performance shown prior to the inception of the Class A shares reflects the performance of the Administrator Class shares, adjusted to reflect Class A sales charges and expenses, as applicable. Performance prior to November 11, 1994, reflects the performance of an unregistered collective investment fund that was not subject to the same requirements and restrictions as the Fund.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it
In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation
The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for **Wells Fargo Advantage Funds**. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121004*

eWells Fargo Advantage Funds®

Diversified Equity Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Owen, Biwer, Chan
Assets: $569M all share classes (as of 12-31-09)
Benchmark: Diversified Equity Composite
Inception Date: December 1988
Accounting/Performance Survivor: WFA Diversified Equity Fund

Fund Share Classes:
Class A, Class B, Class C, Administrator

Fund Overview

- To reduce risk, the Fund's assets are allocated among multiple investment styles by investing in underlying portfolios managed by a variety of subadvisors.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Diversified Equity • Growth Equity	• None	WF	**Diversified Equity** *Multi – Owen, Biwer, Chan*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	WFA Diversified Equity Fund (Surviving Strategy)	WFA Growth Equity Fund
Portfolio Manager(s)	Owen, Biwer, Chan	Owen, Biwer, Chan
Assets for All Share Classes (as of 12-31-09)	$428M	$140M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★ 1,757 funds in the Large Blend category	★★★ 1,548 funds in the Large Growth category
Inception Date	December 1988	April 1989
Fund Benchmark	Diversified Equity Composite	Growth Equity Composite
Lipper Category	Large-Cap Core	Multi-Cap Core
High Correlation of Returns (based on R2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**CUSIP**	**CUSIP**
Class A	NVDAX	NVEAX
Class B	NVDBX	NVEBX
Class C	WFDEX	WFGGX
Institutional	NA	WGEIX
Administrator	NVDEX	NVGEX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Diversified Equity	A	4.83%	28.21%	-6.35%	-0.11%	-0.55%	8.64%
Including Sales Charge		-	20.84%	-8.18%	-1.29%	-1.14%	8.34%
WFA Growth Equity Fund	A	4.40%	33.02%	-5.71%	0.29%	0.11%	8.51%
Including Sales Charge		-	25.37%	-7.56%	-0.89%	-0.48%	8.20%

**Returns for periods of less than one year are not annualized.*

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web site, www.wellsfargo.com/advantagefunds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Fund's returns would have been lower. These reductions may be discontinued.

Class A shares of the Wells Fargo Advantage Diversified Equity Fund incepted on May 2, 1996. Performance shown prior to the inception of Class A shares reflects the performance of the Administrator Class shares, adjusted to reflect Class A sales charges and expenses, as applicable. Performance prior to November 11, 1994, reflects the performance of an unregistered collective investment fund that was not subject to the same requirements and restrictions as the Fund.

Class A shares of the Wells Fargo Advantage Growth Equity Fund incepted on May 2, 1996. Performance shown prior to the inception of the Class A shares reflects the performance of the Administrator Class shares, adjusted to reflect Class A sales charges and expenses, as applicable. Performance prior to November 11, 1994, reflects the performance of an unregistered collective investment fund that was not subject to the same requirements and restrictions as the Fund.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it
In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation
The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds for **Wells Fargo Advantage Funds**. Read the prospectus carefully before investing.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121009*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Emerging Markets Equity Fund – New Shell

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Zhang
Assets: $989M all share classes (as of 12-31-09)
Benchmark: MSCI Emerging Markets
Inception Date: September 1994
Accounting/Performance Survivor: EVG Emerging Markets Growth Fund

Fund Share Classes:
Class A, Class B, Class C, Administrator

Fund Overview

- Jerry Zhang is the portfolio manager and has served in that capacity since 2006. He works with two other emerging markets analysts.
- The team uses a discounted cash flow model to value companies, with the discount rate and growth rate dependent upon the country in which the company operates. Based on this, the Fund's country weightings can vary significantly from the benchmark (~50%–150%).
- The team classifies companies as being one of three types: (1) growing (50%–70% of the portfolio), (2) mature (10%–20% of the portfolio), or (3) cyclical (20%–30% of the portfolio).

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Emerging Markets Equity	• Emerging Markets Growth	EF	**Emerging Markets Equity** *Wells Capital Management - Zhang*

EF Surviving strategy is from *Evergreen Funds*

Fund Information/Considerations	EVG Emerging Markets Growth Fund (Surviving Strategy)	WFA Emerging Markets Equity Fund
Portfolio Manager(s)	Zhang	Cragg, Shimada
Assets for All Share Classes (as of 12-31-09)	$831M	$158M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the Institutional and Administrator shares*	★★★★★ 259 funds in the Diversified Emerging Markets category	★★ 259 funds in the Diversified Emerging Markets category
Inception Date	September 1994	December 1997
Fund Benchmark	MSCI Emerging Markets	MSCI Emerging Markets
Lipper Category	Emerging Markets	Emerging Markets
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	EMGAX	MFFAX
Class B	EMGBX	MFFBX
Class C	EMGCX	MFFCX
Class I	EMGYX	NA
Administrator	NA	MNEFX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
EVG Emerging Markets Growth	A	7.90%	72.85%	6.52%	18.56%	10.88%	8.52%
Including Sales Charge		-	62.92%	4.43%	17.17%	10.22%	8.10%
WFA Emerging Markets Equity	A	6.51%	64.29%	0.72%	10.13%	8.86%	12.42%
Including Sales Charge		-	54.85%	-1.25%	8.83%	8.22%	11.87%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time. The Evergreen Emerging Markets Growth Fund incurs 12b-1 fees of 0.25% for Class A.

Class A shares of the Wells Fargo Advantage Emerging Markets Equity Fund were incepted on October 31, 2001. Performance shown prior to the inception of Class A shares reflects the performance of the Administrator Class shares, adjusted to reflect Class A sales charges and expenses, as applicable. The Administrator Class shares incepted on December 31, 1997.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for ***Wells Fargo Advantage Funds****. Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121018*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Government Securities Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Bray, Mueller
Assets: $2,251M all share classes (as of 12-31-09)
Benchmark: Barclays Capital Intermediate U.S. Government Bond Index
Inception Date: October 1986
Accounting/Performance Survivor: WFA Government Securities Fund

Fund Share Classes:
Class A, Class B, Class C, Institutional, Investor, Administrator

Fund Overview

- Jay Mueller has served as portfolio manager since 2004, with Michael Bray joining the team as a portfolio manager in 2005.
- The team incorporates top-down macroeconomic analysis with bottom-up security selection. The managers seek to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.
- Since 2004, the Fund has been invested almost exclusively in government-related issues (Treasuries, agency debt, agency-backed mortgages).

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Government Securities	• U.S. Government	WF	**Government Securities Fund** *Wells Capital Management - Bray, Mueller*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	WFA Government Securities Fund (Surviving Strategy)	EVG U.S. Government Fund
Portfolio Manager(s)	Bray, Mueller	Applebach, Kauffman
Assets for All Share Classes (as of 12-31-09)	$1,944M	$308M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 345 funds in the Intermediate Government category	★★ 345 funds in the Intermediate Government category
Inception Date	October 1986	January 1993
Fund Benchmark	Barclays Capital Intermediate U.S. Government Bond Index	Barclays Capital Intermediate U.S. Government Bond Index
Lipper Category	General U.S. Government	Intermediate U.S. Government
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	No
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	SGVDX	EUSAX
Class B	WGSBX	EUSBX
Class C	WGSCX	EUSCX
Class I	SGVIX	EUSYX
Investor	STVSX	NA
Administrator	WGSDX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Government Securities	A	-0.13%	3.58%	6.06%	4.76%	5.91%	6.96%
Including Sales Charge		-	-1.08%	4.45%	3.80%	5.42%	6.74%
EVG U.S. Government	A	-0.15%	2.90%	2.41%	2.63%	4.51%	4.83%
Including Sales Charge		-	-1.96%	0.78%	1.64%	4.01%	4.53%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 4.50% for the Wells Fargo Advantage Government Securities Fund and 4.75% Evergreen U.S. Government Fund. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Class A shares of the Wells Fargo Advantage Government Securities Fund incepted on August 31, 1999. Effective June 20, 2008, the Advisor Class was renamed Class A and modified to assume the features and attributes of Class A. Performance shown for the Class A shares from August 31, 1999, through June 19, 2008, includes Advisor Class expenses and is adjusted to reflect Class A sales charges. Performance shown prior to the inception of Class A shares reflects the performance of the Investor Class shares, adjusted to reflect Advisor Class expenses and Class A sales charges.

The Evergreen U.S. Government Fund incurs 12b-1 fees of 0.25% for Class A.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for ***Wells Fargo Advantage Funds****. Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121033*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Growth Balanced Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Mellas, Blomster, Beath, Owen, Chan, Biwer
Assets: $941M all share classes (as of 12-31-09)
Benchmark: Growth Balanced Composite
Inception Date: April 1989
Accounting/Performance Survivor: WFA Growth Balanced Fund

Fund Share Classes:
Class A, Class B, Class C, Administrator

Fund Overview

- Under normal market conditions, target allocations are 65% to equities and 35% to fixed-income.
- In an effort to reduce risk, the Fund's assets are allocated among multiple investment styles by investing in underlying portfolios managed by a variety of subadvisors.
- In an attempt to enhance returns, the Fund's exposure to equity and fixed-income asset classes is adjusted tactically based on their relative attractiveness as determined by quantitative methods; allocation changes are implemented by means of a derivatives overlay.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Growth Balanced • Aggressive Allocation	• NA	WF	**Growth Balanced** *Wells Capital Management - Mellas, Blomster, Beath, Owen, Chan, Biwer*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	Surviving Strategy: WFA Growth Balanced Fund	WFA Aggressive Allocation Fund
Portfolio Manager(s)	Mellas, Blomster, Beath, Owen, Chan, Biwer	Mellas, Blomster, Beath, Owen, Chan, Biwer
Assets for All Share Classes (as of 12-31-09)	$843M	$98M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the Administrator class shares*	★★★ 953 funds in the Moderate Allocation category	★★★★ 1,757 funds in the Large Blend category
Inception Date	April 1989	December 1997
Fund Benchmark	Growth Balanced Composite	Aggressive Allocation Composite
Lipper Category	Mixed-Asset Target Allocation Growth	Flexible Portfolio
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	WFGBX	NA
Class B	NVGRX	NA
Class C	WFGWX	NA
Administrator	NVGBX	NWBEX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
Growth Balanced	Admin	5.12%	28.94%	-3.67%	1.04%	2.17%	8.00%
Aggressive Allocation	Admin	5.67%	31.44%	-5.45%	0.29%	1.16%	4.04%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds*

Administrator Class shares are sold without a front-end sales charge or contingent deferred sales charge.

Administrator Class shares of the Wells Fargo Advantage Growth Balanced Fund incepted on November 11, 1994. Performance prior to November 11, 1994, reflects the performance of an unregistered collective investment fund that was not subject to the same requirements and restrictions as the Fund.

The adviser has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Fund's returns would have been lower. These reductions may be discontinued.

Administrator Class shares of the Wells Fargo Advantage Aggressive Allocation Fund incepted on November 8, 1999. Performance shown prior to the inception of the Administrator Class shares reflects the performance of the Class A shares, and includes sales charges and expenses that are not applicable to and are higher than those of the Administrator Class shares but does not include Class A sales charges. If it did include Class A sales charges, returns would be lower. Performance prior to January 2, 1992, reflects the performance of an unregistered collective investment fund that was not subject to the same requirements and restrictions as the Fund.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds. Read the prospectus carefully before investing.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121021*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

High Income Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Maas, Price, Schueller
Assets: $655M all share classes (as of 12-31-09)
Benchmark: Barclays Capital U.S. Corp. High Yield Bond Index
Inception Date: December 1995
Accounting/Performance Survivor: WFA High Income Fund

Fund Share Classes:
Class A, Class B, Class C, Institutional, Investor

Fund Overview

- The WFA High Income Fund utilizes active management that combines top-down macro/credit outlook and industry analysis with bottom-up company and issue selection.
- The team seeks to maximize total returns while minimizing principal loss through a careful understanding of the credit cycle, rigorous independent credit research, and a disciplined investment process.
- The portfolio managers also act as analysts and are joined by three dedicated high-yield credit analysts. As part of the broader fixed-income team and effort, the team also utilizes the investment expertise of WellsCap's six investment-grade research analysts.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• High Income • Strategic Income	• NA	WF	**High Income** *Wells Capital Management - Maas, Price, Schueller*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

	Surviving Strategy	
Fund Information/Considerations	**WFA High Income Fund**	**WFA Strategic Income Fund**
Portfolio Manager(s)	Maas, Price, Schueller	Maas, Price, Schueller
Assets for All Share Classes (as of 12-31-09)	$623M	$32M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 475 funds in the High Yield Bond category	★★★★ 475 funds in the High Yield Bond category
Inception Date	December 1995	November 2000
Fund Benchmark	Barclays Capital U.S. Corp. High Yield Bond Index	Barclays Capital U.S. Corp. High Yield Bond Index
Lipper Category	High Current Yield	High Current Yield
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	SHBAX	SASAX
Class B	WFNBX	SASIX
Class C	WFNCX	SASCX
Institutional	SHYYX	NA
Investor	STHYX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
High Income	A	4.58%	33.11%	3.97%	4.92%	4.04%	6.49%
Including Sales Charge		-	27.12%	2.39%	3.96%	3.56%	6.14%
Strategic Income	A	5.13%	42.36%	3.83%	5.02%		7.99%
Including Sales Charge		-	35.96%	2.25%	4.06%		7.44%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage.*

For Class A shares, the maximum front-end sales charge is 4.50%. Performance including sales charge assumes the sales charge for the corresponding time period.

Class A shares of the Wells Fargo Advantage High Income Fund incepted on February 29, 2000.. Effective June 20, 2008, the Advisor Class was renamed Class A and modified to assume the features and attributes of Class A. Performance shown for the Class A shares from February 29, 2000, through June 19, 2008, includes Advisor Class expenses and is adjusted to reflect Class A sales charges. Performance shown prior to February 29, 2000, for the Class A shares reflects the performance of the Investor Class shares, adjusted to reflect Advisor Class expenses and Class A sales charges.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds. Read the prospectus carefully before investing.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121028*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Income Plus Fund

WELLS FARGO | ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Bray, Newton, Price, Rilling
Assets: $588M all share classes (as of 12-31-09)
Benchmark: Barclays Capital U.S. Universal Index
Inception Date: July 1998
Accounting/Performance Survivor: WFA Income Plus Fund

Fund Share Classes:
Class A, Class B, Class C, Institutional, Investor

Fund Overview

- The WFA Income Plus Bond Fund incorporates top-down macroeconomic analysis with bottom-up security selection.
- The team actively manages the portfolio across the four dimensions of fixed-income (duration, yield curve, sector/credit quality, and security selection).
- Each portfolio manager acts as a sector specialist within the investment team. A dedicated team of investment-grade and high-yield credit analysts with industry/sector responsibility performs intensive credit research.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Income Plus	• Core Plus Bond	WF	**Income Plus Fund** *Wells Capital Management - Bray, Newton, Price, Rilling*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	WFA Income Plus Fund (Surviving Strategy)	EVG Core Plus Bond Fund
Portfolio Manager(s)	Bray, Newton, Price, Rilling	Bray, Newton, Price, Rilling
Assets for All Share Classes (as of 12-31-09)	$425M	$163M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 978 funds in the Intermediate-Term Bond category	★ 978 funds in the Intermediate-Term Bond category
Inception Date	July 1998	November 1972
Fund Benchmark	Barclays Capital U.S. Universal Index	Barclays Capital U.S. Aggregate Bond Index
Lipper Category	Intermediate Investment Grade	Corporate Debt BBB Rated
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	No
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	STYAX	EKDLX
Class B	STYBX	EKDMX
Class C	WFIPX	EKDCX
Class I	WIPIX	EKDYX
Investor	WIPNX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Income Plus	A	1.11%	11.87%	6.73%	5.36%	5.95%	5.16%
Including Sales Charge		-	6.83%	5.12%	4.39%	5.47%	4.74%
EVG Core Plus Bond	A	0.20%	11.99%	-3.59%	-0.92%	3.40%	7.57%
Including Sales Charge		-	6.70%	-5.14%	-1.88%	2.90%	7.43%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge 4.50% for the Wells Fargo Advantage Income Plus Fund and 4.75% for the Evergreen Core Plus Bond Fund. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Historical performance shown for the Evergreen Core Plus Bond Fund - Class A prior to 5/23/2005 is based on the performance of the fund's predecessor fund, Vestaur Securities Fund. The historical returns for Class A have not been adjusted to reflect the 0.25% 12b-1 fee applicable to Class A. Vestaur Securities Fund did not, pay a 12b-1 fee. If these fees had been reflected, returns for Class A would have been lower.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it
In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation
The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for ***Wells Fargo Advantage Funds****. Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121029*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Index Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Bill Zieff
Assets: $2,112M all share classes (as of 12-31-09)
Benchmark: S&P 500 Index
Inception Date: February 1985
Accounting/Performance Survivor: EVG Equity Index Fund

Fund Share Classes:
Class A, Class B, Class C, Investor, Administrator

Fund Overview

- The fund's strategy seeks to replicate the performance of the S&P 500 Index with minimum tracking error and minimize transaction costs.
- Under normal circumstances, the Fund holds stocks representing 100% of the capitalization-weighted market values of the S&P 500 Index.
- Generally, portfolio transactions are executed only to replicate the composition of the S&P 500 Index, to invest cash received from dividends or investments in the portfolio, and to raise cash to meet redemptions.
- The Fund may hold cash or cash equivalents to facilitate payment of expenses or redemptions. For these and other reasons, the portfolio's performance may closely approximate but not equal the performance of the S&P 500 Index.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor-Portfolio Manager(s)*
• Index	• Equity Index	EF	**Index** *Wells Capital Management-Zieff*

EF Surviving strategy is from *Evergreen Funds*

Fund Information/Considerations	EVG Equity Index Fund (Surviving Strategy)	WFA Index Fund
Portfolio Manager(s)	Zieff	Genung
Assets for all share classes (as of 12-31-09)	$383M	$1,729M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★ 1,757 funds in the Large Blend category	★★★ 1,757 funds in the Large Blend category
Inception Date	February 1985	January 1987
Fund Benchmark	S&P 500 Index	S&P 500 Index
Lipper Category	S&P 500 Index	S&P 500 Index
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	ESINX	WINAX
Class B	ESIOX	WINBX
Class C	ESECX	NA
Class I	EVIIX	NA
Class IS	EVISX	NA
Investor	NA	WFVEX
Administrator	NA	NVINX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
EVG Equity Index	A	5.90%	25.91%	-6.11%	-0.10%	-1.47%	9.35%
Including Sales Charge		-	19.94%	-7.61%	-1.07%	-1.95%	9.14%
WFA Index	A	5.94%	25.99%	-6.25%	-0.23%	-1.51%	7.98%
Including Sales Charge		-	18.75%	-8.09%	-1.40%	-2.09%	7.70%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Performance shown without sales charges would be lower if sales charges were reflected. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Historical performance shown for the Evergreen Equity Index Fund - Class A is based on the performance of (1) Class I from 7/27/98 to 11/4/1998, (2) Class Y of the fund's predecessor, Core Fund Equity Index Fund, from 6/1/1991 through 7/27/1998 and (3) Class Y of the fund's predecessor, Viking Index Fund, from 2/14/1985 through 5/31/1991. The historical returns for Class A have not been adjusted to reflect the 0.25% 12b-1 fee applicable to Class A. Class I does not and the fund's predecessor funds did not pay a 12b-1 fee. If these fees had been reflected, returns for Class A would have been lower.

Class A shares of the Wells Fargo Advantage Index Fund incepted July 18, 2008. Performance shown prior to the inception of the Class A reflects the performance of the Administrator Class shares and includes expenses that are not applicable to and are lower than those of the Class A shares.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it
In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation
The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for ***Wells Fargo Advantage Funds****. Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. **Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.**

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by **Wells Fargo Funds Distributor, LLC,** Member FINRA/SIPC, an affiliate of Wells Fargo & Company. *121003*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Intermediate Tax/AMT-Free Fund

WELLS FARGO | ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Fitterer, Kiselak, Miller
Assets: $996M all share classes (as of 12-31-09)
Benchmark: Barclays Capital Municipal Bond 1–15 Year Blend Index
Inception Date: July 2001
Accounting/Performance Survivor: WFA Intermediate Tax/AMT-Free Fund

Fund Share Classes:
Class A, Class C, Institutional, Investor, Administrator

Fund Overview

- The WFA Intermediate Tax/AMT-Free Fund is managed using a team of 15 led by Lyle Fitterer. The team incorporates top-down macroeconomic analysis with bottom-up security selection. The manager seeks to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.
- The team uses a relative-value approach based on extensive credit analysis that seeks opportunities from changing market trends. Fundamental credit research is essential to the process. It is conducted by a dedicated team of credit analysts with industry/sector responsibility who perform intensive credit research focused on quantitative and qualitative factors on all holdings.
- Under normal circumstances the team does not invest in securities that pay interest subject to federal income tax or to federal AMT. The team may invest up to 15% of the Fund's assets in below investment-grade municipal securities.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Intermediate Tax/AMT-Free	• Intermediate Municipal Bond	WF	**Intermediate Tax/AMT-Free** *Wells Capital Management - Fitterer, Kiselak, Miller*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	WFA Intermediate Tax/AMT-Free Fund (Surviving Strategy)	EVG Intermediate Municipal Bond Fund
Portfolio Manager(s)	Fitterer, Kiselak, Miller	Kiselak, Miller
Assets for All Share Classes (as of 12-31-09)	$742M	$254M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 219 funds in the Muni National Intermediate category	★★★ 219 funds in the Muni National Intermediate category
Inception Date	July 2001	October 1997
Fund Benchmark	Barclays Capital Municipal Bond 1–15 Year Blend Index	Barclays Capital 5-Year Municipal Bond Index
Lipper Category	Intermediate Muni Debt	Intermediate Muni Debt
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	No
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	WFTAX	ESTVX
Class B	NA	ESTTX
Class C	WFTFX	ESTUX
Class I	WITIX	ESTIX
Class IS	NA	ESTSX
Investor	SIMBX	NA
Administrator	WFITX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Intermediate Tax/AMT-Free	A	-0.25%	15.19%	4.00%	3.91%		5.08%
Including Sales Charge		-	11.73%	2.95%	3.28%		4.70%
EVG Intermediate Municipal Bond	A	-1.08%	12.44%	3.84%	3.79%	5.61%	5.39%
Including Sales Charge		-	7.10%	2.17%	2.79%	5.10%	4.97%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 3.00% for the Wells Fargo Advantage Intermediate Tax/AMT-Free Fund and 4.75% for the Evergreen Intermediate Municipal Bond Fund. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Class A shares of the Wells Fargo Advantage Intermediate Tax/AMT-Free Fund incepted on July 31, 2007. Performance shown prior to the inception of Class A reflects the performance of the Investor Class shares, adjusted to reflect Class A sales charges and expenses (except during those periods in which expenses of Class A would have been lower than those of the Investor Class no such adjustment is reflected). The Investor Class shares incepted on July 31, 2001.

Historical performance shown for Evergreen Intermediate Municipal Bond fund – Class A prior to 7/14/2003 is based on Class A of Evergreen OFFIT National Municipal Bond Fund. Historical performance shown for Class A prior to 11/11/2002 is based on the performance of the Advisor shares of the fund's predecessor fund, OFFIT National Municipal Fund, and prior to the Advisor shares inception, on the Select shares, the original class offered by the fund's predecessor fund. The historical returns for Class A have not been adjusted to reflect the 0.25% 12b-1 fee applicable to Class A. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Class A would have been lower.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for **Wells Fargo Advantage Funds***. Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121023*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

International Equity Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Claró
Assets: $955M all share classes (as of 12-31-09)
Benchmark: MSCI EAFE Free
Inception Date: September 1979
Accounting/Performance Survivor: EVG International Equity Fund

Fund Share Classes:
Class A, Class B, Class C, Class R, Institutional, Administrator

Fund Overview

- Francis Claró heads the International Developed Markets Equity team. His team consists of eight additional analysts who specialize by sector. Each analyst will survey the international markets without being constrained by market capitalization or country. The team interacts extensively with the Emerging Markets Equity team.
- The team looks for "Value in Growth and Growth in Value." Value in Growth is a type of "Growth at a Reasonable Price" strategy where the team does not want to overpay for growth opportunities. The Growth in Value refers to the team's identification of some catalyst that may unlock the value of a company that is trading at a discount from intrinsic value. It is the identification of these catalysts that is at the heart of the team's research process.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• International Core	• International Equity	EF	**International Equity** *Wells Capital Management - Claró*

EF Surviving strategy is from *Evergreen Funds*

Fund Information/Considerations	Surviving Strategy: EVG International Equity Fund	WFA International Core Fund
Portfolio Manager(s)	Claró	Claró
Assets for All Share Classes (as of 12-31-09)	$951M	$4M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 635 funds in the Foreign Large Blend category	★ 635 funds in the Foreign Large Blend category
Inception Date	September 1979	September 2001
Fund Benchmark	MSCI EAFE Free	MSCI EAFE
Lipper Category	International Multi-Cap Core	International Large-Cap Core
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	EKZAX	WFIAX
Class B	EKZBX	WFIBX
Class C	EKZCX	WFICX
Class I	EKZYX	NA
Class R	EKZRX	NA
Administrator	NA	WFIDX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
EVG International Equity	A	1.92%	15.38%	-8.23%	1.92%	1.39%	8.13%
Including Sales Charge		-	8.74%	-10.04%	0.71%	0.80%	7.92%
WFA International Core	A	1.99%	12.87%	-10.82%	-1.54%		3.06%
Including Sales Charge		-	6.38%	-12.56%	-2.70%		2.32%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Historical performance shown for Evergreen International Equity – Class A prior to its inception is based on the performance of Class B, the original class offered. The historical returns for Class A have not been adjusted to reflect the effect of each class' 12b-1 fee. These fees are 0.25% for Class A and 1.00% for Class B. If these fees had been reflected, returns for Class A would have been higher.

Class A shares for the Wells Fargo Advantage International Core Fund incepted on September 28, 2001. Evergreen Investment Management Company, LLC replaced New Star Institutional Managers Limited ("New Star") as the sub-adviser for the Fund effective March 2, 2009. Prior to that date, New Star served as a subadviser for the Fund since December 31, 2004. The Fund's investment objective, principal investments and non fundamental investment policies have continued to remain the same since April 8, 2005. However, the principal investment strategies and the principal investment risks of the Fund changed simultaneously with the change in sub-adviser. Accordingly, performance figures do not reflect the principal investment strategies or performance of Evergreen Investment Management, LLC for the period prior to which it acted as sub-adviser for the Fund.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for ***Wells Fargo Advantage Funds****. Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121019*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Large Cap Core Fund – New Shell

Fund Details

Portfolio Manager(s): Moser
Assets: $279M all share classes (as of 12-31-09)
Benchmark: S&P 500 Index
Inception Date: December 2007
Accounting/Performance Survivor: EVG Golden Large Cap Core Fund

Fund Share Classes:
Class A, Class C, Institutional, Investor, Administrator

Fund Overview

- The team uses a disciplined investment process starting with an initial universe of securities and then applying a proprietary quantitative screen to identify candidate securities. The proprietary model contains a valuation model, an earnings model, and a trading model. Securities in the top quintile of the Total Composite Model are eligible for inclusion in the portfolio. The portfolio manager conducts a qualitative analysis in order to construct a focused portfolio.
- The focused portfolio will typically consist of 50 securities, all equally weighted. The sector exposures are designed to be "near the benchmark."
- Portfolio turnover is typically 45%, with a forecast horizon and expected holding period of approximately 18 months.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Large Company Core	• Golden Large Cap Core	EF	**Large Cap Core** *Golden Capital Management - Moser*

EF Surviving strategy is from *Evergreen Funds*

Fund Information/Considerations	EVG Golden Large Cap Core Fund (Surviving Strategy)	WFA Large Company Core Fund
Portfolio Manager(s)	Moser	Katz
Assets for All Share Classes (as of 12-31-09)	$5M	$274M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	NA	★★
	--	1,757 funds in the Large Blend category
Inception Date	December 2007	December 1995
Fund Benchmark	S&P 500 Index	S&P 500 Index
Lipper Category	Multi-Cap Core	Large Cap Core
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	–	No
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	EGOAX	SGNAX
Class B	EGOBX	SGNBX
Class C	EGOCX	SGNCX
Class I	EGOIX	SGNIX
Investor	NA	SGRIX
Administrator	NA	SGIKX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
EVG Golden Large Cap Core	A	3.92%	18.65%				-11.57%
Including Sales Charge		-	11.76%				-14.10%
WFA Large Company Core	A	5.74%	39.12%	-4.67%	-0.32%	-2.89%	5.91%
Including Sales Charge		-	31.11%	-6.53%	-1.49%	-3.46%	5.46%

**Returns for periods of less than one year are not annualized.*

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period. The Evergreen Golden Large Cap Core Fund incurs 12b-1 fees of 0.25% for Class A.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Class A shares incepted on February 29, 2000. Prior to July 18, 2008, the Fund was named the Growth and Income Fund. Effective June 20, 2008, the Advisor Class was renamed Class A and modified to assume the features and attributes of Class A. Performance shown for Class A from February 29, 2000, through June 19, 2008, includes Advisor Class expenses and is adjusted to reflect Class A sales charges. Performance shown prior to February 29, 2000, for Class A reflects the performance of the Investor Class shares, adjusted to reflect Advisor Class expenses and Class A sales charges.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for ***Wells Fargo Advantage Funds****. Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121007*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Mid Cap Growth Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Philpott, Roberts
Assets: $477M all share classes (as of 12-31-09)
Benchmark: Russell Midcap® Growth
Inception Date: December 1994
Accounting/Performance Survivor: WFA Mid Cap Growth Fund

Fund Share Classes:
Class A, Class B, Class C, Administrator, Institutional, Investor

Fund Overview

- The fund's two portfolio managers, supported by four additional analysts, conduct rigorous fundamental research on small and mid capitalization companies complemented by an expansive information network to gain unique industry insight.
- Seeks to invest in companies at an early or transitional stage of development before the market discovers their potential.
- Follow a disciplined, two-tiered portfolio construction process that concentrates the core of the portfolio in their most seasoned (first-tier) positions while seeking to maintain prudent diversification in smaller, less-seasoned (second-tier) positions.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Mid Cap Growth	• Mid Cap Growth	WF	**Mid Cap Growth** *Wells Capital Management - Philpott, Roberts*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	WFA Mid Cap Growth Fund (Surviving Strategy)	EVG Mid Cap Growth Fund
Portfolio Manager(s)	Philpott, Roberts	Junkins, Evans, Johnson
Assets for All Share Classes (as of 12-31-09)	$137M	$340M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 727 funds in the Mid-Cap Growth category	★★ 727 funds in the Mid-Cap Growth category
Inception Date	December 1994	September 1935
Fund Benchmark	Russell Midcap Growth	Russell Midcap Growth
Lipper Category	Mid-Cap Growth	Mid-Cap Growth
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	WFMCX	EKAAX
Class B	WFMBX	EKABX
Class C	WFMHX	EKACX
Class I	WFMGX	EKAYX
Investor	WFMZX	NA
Administrator	WMCGX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Mid Cap Growth	A	7.71%	54.29%	0.28%	3.95%	2.40%	7.99%
Including Sales Charge		-	45.42%	-1.68%	2.72%	1.80%	7.56%
EVG Mid Cap Growth	A	4.95%	32.39%	-6.33%	-1.11%	-1.65%	8.85%
Including Sales Charge		-	24.93%	-8.17%	-2.27%	-2.23%	8.77%

**Returns for periods of less than one year are not annualized.*

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Historical performance shown for Evergreen Mid Cap Growth Fund - Class A prior to its inception is based on the performance of Class B, the original class offered. The historical returns for Class A have not been adjusted to reflect the effect of each class' 12b-1 fee. These fees are 0.25% for Class A and 1.00% for Class B. If these fees had been reflected, returns for Class A would have been higher.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for ***Wells Fargo Advantage Funds****. Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121014*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Municipal Bond Fund

WELLS FARGO | ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Fitterer, Kiselak, Miller
Assets: $2,333M All share classes (as of 12-31-09)
Benchmark: Barclays Capital Municipal Bond Index
Inception Date: October 1986
Accounting/Performance Survivor: WFA Municipal Bond Fund

Fund Share Classes:
Class A, Class B, Class C, Institutional, Investor, Administrator

Fund Overview

- The WFA Municipal Bond Fund is managed by a team of 15, led by Lyle Fitterer. The team incorporates top-down macroeconomic analysis with bottom-up security selection. The manager seeks to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.
- The team uses a relative-value approach based on extensive credit analysis that seeks opportunities from changing market trends. Fundamental credit research is essential to the process. It is conducted by a dedicated team of credit analysts with industry/sector responsibility who perform intensive credit research focused on quantitative and qualitative factors on all holdings.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor-Portfolio Manager(s)*
• Municipal Bond	• Municipal Bond • High-Income Municipal Bond	WF	**Municipal Bond** *Wells Capital Management- Fitterer, Kiselak, Miller*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	WFA Municipal Bond Fund (Surviving Strategy)	EVG Municipal Bond Fund	EVG High Income Municipal Bond Fund
Portfolio Manager(s)	Fitterer, Kiselak, Miller	Fitterer, Kiselak	Kiselak, Derby
Assets for All Share Classes (as of 12-31-09)	$803M	$1,368M	$162M
Overall Morningstar Rating ™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 255 funds in the Municipal National Long category	★★★ 219 funds in the Municipal National Intermediate category	★★ 127 funds in the High Yield Municipal category
Inception Date	October 1986	January 1978	June 1992
Fund Benchmark	Barclays Capital Municipal Bond Index	Barclays Capital Municipal Bond Index	Barclays Capital Municipal Bond Index
Lipper Category	General Municipal Debt	General Municipal Debt	High-Yield Municipal
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	No	No
Other Considerations	Core Muni	Core Muni	Lower Quality Muni
Relative Performance to Survivor Fund	See next page	See next page	See next page

Current Share Class	Ticker	Ticker	Ticker
Class A	WMFAX	EKEAX	EFHAX
Class B	WMFBX	EKEBX	EFHBX
Class C	WMFCX	EKECX	EFHCX
Class I	WMBIX	EKEYX	EFHYX
Investor	SXFIX	NA	NA
Administrator	WMFDX	NA	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Municipal Bond	A	0.24%	24.46%	3.94%	4.49%	5.36%	5.50%
Including Sales Charge		-	18.92%	2.37%	3.53%	4.88%	5.29%
EVG Municipal Bond	A	-0.66%	15.56%	3.10%	3.58%	5.07%	5.99%
Including Sales Charge		-	10.04%	1.43%	2.59%	4.56%	5.83%
EVG High Income Municipal Bond	A	-1.94%	20.05%	-4.02%	-0.15%	2.59%	4.26%
Including Sales Charge		-	14.36%	-5.58%	-1.11%	2.09%	3.97%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 4.50% for the Wells Fargo Advantage Municipal Bond Fund, 4.75% for the Evergreen Municipal Bond Fund and 4.75% for the Evergreen High Income Municipal Bond Fund. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Class A shares of the Wells Fargo Advantage Municipal Bond Fund incepted on April 11, 2005. Performance shown prior to the inception of Class A reflects the performance of the Investor Class shares, adjusted to reflect Class A sales charges and expenses, as applicable.

Historical performance shown for the Evergreen Municipal Bond Fund – Class A prior to its inception is based on the performance of Class B, the original class offered. The historical returns for Class A have not been adjusted to reflect the effect of each class' 12b-1 fee. These fees are 0.25% for Class A and 1.00% for Class B. If these fees had been reflected, returns for Class A would have been higher.

The Evergreen High Income Municipal Bond Fund incurs 12b-1 fees of 0.25% for Class A.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for ***Wells Fargo Advantage Funds****. Read the prospectus carefully before investing.*

Wells Fargo Advantage Funds®

Premier Large Company Growth Fund – New Shell

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Hamzaogullari
Assets: $749M all share classes (as of 12-31-09)
Benchmark: Russell 1000® Growth
Inception Date: September 1935
Accounting/Performance Survivor: EVG Large Company Growth Fund

Fund Share Classes:
Class A, Class B, Class C, Administrator, Institutional, Investor,

Fund Overview

The EVG Large Company Growth team utilizes the following process/strategy:

- Through fundamental, bottom-up analysis, the team form distinct, company-specific insights that formulate their estimate of a business's true intrinsic value.
- The team believes that successful growth investing is the result of identifying high-quality companies capable of sustaining above-average, long-term cash flow growth and purchasing them at discounted prices to their intrinsic values.
- The team believes that regardless of the short-term impact of business cycles, these firms can continue to grow for years at rates significantly greater than others in their sector, industry, or overall market.
- The result is a concentrated, generally low-turnover portfolio of the team's highest-conviction stocks; typically between 30 to 50 positions.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Large Company Growth	• Large Company Growth	EF	**Premier Large Company Growth** *Wells Capital Management - Hamzaogullari*

EF Surviving strategy is from *Evergreen Funds*

Fund Information/Considerations	EVG Large Company Growth Fund (Surviving Strategy)	WFA Large Company Growth Fund
Portfolio Manager(s)	Hamzaogullari	Dale, Nussbaum
Assets for All Share Classes (as of 12-31-09)	$344M	$405M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 1,548 funds in the Large Growth category	★★★ 1,548 funds in the Large Growth category
Inception Date	September 1935	December 1982
Fund Benchmark	Russell 1000 Growth	Russell 1000 Growth
Lipper Category	Large-Cap Growth	Large-Cap Growth
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**CUSIP**	**CUSIP**
Class A	EKJAX	NVLAX
Class B	EKJBX	NVLOX
Class C	EKJCX	WFLCX
Class I	EKJYX	WLCSX
Investor	NA	WFLZX
Administrator	NA	NVLCX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
EVG Large Company Growth	A	12.19%	39.61%	3.25%	4.73%	-1.20%	10.22%
Including Sales Charge		-	31.68%	1.24%	3.49%	-1.78%	10.13%
WFA Large Company Growth	A	7.38%	45.08%	-1.85%	0.33%	-3.30%	9.82%
Including Sales Charge		-	36.73%	-3.77%	-0.85%	-3.87%	9.58%

**Returns for periods of less than one year are not annualized.*

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Performance shown without sales charges would be lower if sales charges were reflected. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Historical performance shown for Class A shares of the Evergreen Large Company Growth Fund prior to its inception is based on the performance of Class B, the original class offered. The historical returns for Class A have not been adjusted to reflect the effect of each class' 12b-1 fee. These fees are 0.25% for Class A and 1.00% for Class B. If these fees had been reflected, returns for Class A would have been higher.

Class A shares of the Wells Fargo Large Company Growth Fund incepted on October 1, 1998. Performance shown prior to the inception of the Class A shares reflects the performance of the Administrator Class shares, adjusted to reflect Class A sales charges and expenses, as applicable. Performance prior to November 11, 1994, reflects the performance of an unregistered collective investment fund that was not subject to the same requirements and restrictions as the Fund.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for ***Wells Fargo Advantage Funds****. Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121010*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Short-Term Municipal Bond Fund

WELLS FARGO | ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Fitterer, Casetta
Assets: $2,726M all share classes (as of 12-31-09)
Benchmark: Barclays Capital 1- and 3-Yr Municipal Bond Composite Index
Inception Date: December 1991
Accounting/Performance Survivor: WFA Short-Term Municipal Bond Fund

Fund Share Classes:
Class A, Class C, Institutional, Investor

Fund Overview

- The WFA Short-Term Municipal Bond Fund is managed using a team of 15 led by Lyle Fitterer. The team incorporates top-down macroeconomic analysis with bottom-up security selection. The manager seeks to generate excess performance through actively managing the four key elements of total return: duration, yield-curve positioning, sector allocation, and security selection.
- The team uses a relative-value approach based on extensive credit analysis that seeks opportunities from changing market trends. Fundamental credit research is essential to the process. It is conducted by a dedicated team of credit analysts with industry/sector responsibility who perform intensive credit research focused on quantitative and qualitative factors on all holdings.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Short-Term Municipal Bond	• Short-Intermediate Municipal Bond	WF	**Short-Term Municipal Bond** *Wells Capital Management - Fitterer, Casetta*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	Surviving Strategy: WFA Short-Term Municipal Bond Fund	EVG Short-Intermediate Municipal Bond Fund
Portfolio Manager(s)	Fitterer, Casetta	Kiselak, Randazzo, Fitterer
Assets for All Share Classes (as of 12-31-09)	$2.523M	$203M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★★ 127 funds in the Muni National Short category	★★★★ 127 funds in the Muni National Short category
Inception Date	December 1991	November 1991
Fund Benchmark	Barclays Capital 1- and 3-Yr Municipal Bond Composite Index	Barclays Capital 3-Year Municipal Bond Index
Lipper Category	Short Muni Debt	Short-Intermediate Muni
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	No
Relative Performance to Survivor Fund	See next page	See next page

Share Class	Ticker	Ticker
Class A	WSMAX	EMUAX
Class B	NA	EMUBX
Class C	WSSCX	EMUCX
Class I	WSBIX	EMUNX
Investor	STSMX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Short-Term Municipal Bond	A	0.99%	10.50%	3.76%	3.14%	3.57%	3.98%
Including Sales Charge		-	7.19%	2.72%	2.51%	3.26%	3.80%
EVG Short-Intermediate Municipal Bond	A	0.75%	12.37%	3.92%	3.21%	3.83%	4.10%
Including Sales Charge		-	9.87%	3.13%	2.74%	3.59%	3.96%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 3.00% for the Wells Fargo Advantage Short-Term Municipal Bond Fund and 2.25% for the Evergreen Short-Intermediate Municipal Bond Fund. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Class A shares of the Wells Fargo Advantage Short-Term Municipal Bond Fund incepted on April 11, 2005. Performance shown prior to the inception of Class A reflects the performance of the Investor Class shares, adjusted to reflect Class A sales charges and expenses, as applicable.

Historical performance shown for the Evergreen Short-Intermediate Municipal Bond Fund Class A prior to its inception is based on the performance of Class I, the original class offered. The historical returns for Class A have not been adjusted to reflect the 0.25% 12b-1 fee applicable to Class A. Class I does not pay a 12b-1 fee. If this fee had been reflected, returns for Class A would have been lower.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for **Wells Fargo Advantage Funds**. *Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121022*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Special Mid Cap Value Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Tringas, VanCronkhite
Assets: $641M all share classes (as of 12-31-09)
Benchmark: Russell Midcap® Value
Inception Date: December 1998
Accounting/Performance Survivor: WFA Mid Cap Disciplined Fund

Fund Share Classes:
Class A, Class C, Administrator, Institutional, Investor

Fund Overview

- The team looks for companies believed to have a competitive advantage, sustainable earnings growth, strong balance sheet characteristics, such as low debt-to-capital ratio, and normalized cash flows that have historically been at substantially higher levels.
- Valuation work analyzes and considers intrinsic value based on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), low price-to-earnings ratio, a company selling significantly below historical book value, overlooked hidden assets, and restructuring or corporate actions.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Mid Cap Disciplined	• Fundamental Mid Cap Value	WF	**Special Mid Cap Value** *Wells Capital Management - Tringas, VanCronkhite*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	Surviving Strategy: WFA Mid Cap Disciplined Fund	EVG Fundamental Mid Cap Value Fund
Portfolio Manager(s)	Tringas, VanCronkhite	Tringas
Assets for All Share Classes (as of 12-31-09)	$639M	$2M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★★ 369 funds in the Mid-Cap Blend category	NA --
Inception Date	December 1998	September 2007
Fund Benchmark	Russell Midcap Value	Russell Midcap Value
Lipper Category	Mid-Cap Value	Mid-Cap Value
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	WFPAX	EFVAX
Class B	NA	EFVBX
Class C	WFPCX	EFVCX
Class I	WFMIX	EFVIX
Investor	SMCDX	NA
Administrator	WFMDX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Mid Cap Disciplined	A	6.78%	31.92%	-4.22%	2.32%	8.82%	10.99%
Including Sales Charge		-	24.33%	-6.09%	1.12%	8.18%	10.39%
EVG Fundamental Mid Cap Value	A	5.29%	27.08%				-5.59%
Including Sales Charge		-	19.75%				-8.04%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Class A shares of the Wells Fargo Advantage Mid Cap Disciplined Fund incepted on July 31, 2007. Performance shown prior to the inception of the Class A shares reflects the performance of the Investor Class shares, and includes expenses that are not applicable to and are higher than those of the Class A shares, but has been adjusted to reflect Class A sales charges.

The Evergreen Fundamental Mid Cap Value Fund incurs 12b-1 fees of 0.25% for Class A shares.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for **Wells Fargo Advantage Funds**. *Read the prospectus carefully before investing.*

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121013*

Wells Fargo Advantage Funds®

Special Small Cap Value Fund – New Shell

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Tringas
Assets: $903M all share classes (as of 12-31-09)
Benchmark: Russell 2000® Value
Inception Date: May 1993
Accounting/Performance Survivor: EVG Special Values Fund

Fund Share Classes:
Class A, Class B, Class C, Administrator

Fund Overview

- The team looks for companies with a competitive advantage for sustainable earnings growth, strong balance sheet characteristics, such as low debt-to-capital ratio, and normalized cash flows substantially higher than current levels. Valuation work analyzes and considers intrinsic value based on EBITDA, low price-to-earnings ratio, a company selling significantly below historical book value, overlooked assets, and restructuring or corporate actions.
- The fund generally invests in companies with market caps below $2 billion and has between 125 to 175 stocks across all sectors, while working to keep any individual stock position size <5%.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• NA	• EVG Special Values Fund • EVG Small Cap Value Fund	EF	**Special Small Cap Value** *Wells Capital Management - Tringas*

EF Surviving strategy is from *Evergreen Funds*

Fund Information/Considerations	EVG Special Values Fund (Surviving Strategy)	EVG Small Cap Value Fund
Portfolio Manager(s)	Tringas	Tringas
Assets for All Share Classes (as of 12-31-09)	$865M	$38M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★★ 310 funds in the Small Value category	★★ 310 funds in the Small Value category
Inception Date	May 1993	December 1997
Fund Benchmark	Russell 2000 Value	Russell 2000 Value
Lipper Category	Small-Cap Value	Small-Cap Value
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	Yes
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	ESPAX	ESKAX
Class B	ESPBX	ESKBX
Class C	ESPCX	ESKCX
Class I	ESPIX	ESKIX
Class R	ESPRX	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
Special Values Fund	A	3.94%	29.86%	-6.61%	1.78%	8.42%	10.85%
Including Sales Charge		-	22.39%	-8.43%	0.58%	7.78%	10.45%
Small Cap Value Fund	A	3.93%	34.95%	-8.92%	-1.66%	6.20%	5.92%
Including Sales Charge		-	27.25%	-10.69%	-2.82%	5.57%	5.40%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web site www.evergreeninvestments.com.*

For Class A shares, the maximum front-end sales charge is 5.75%. Performance including sales charge assumes the sales charge for the corresponding time period.

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Historical performance shown for the Evergreen Special Value Fund - Class A prior to 7/11/2003 is based on the performance of Class A of the fund's predecessor fund, Wachovia Special Values Fund. The fund incurs a 12b-1 fee of 0.25% for Class A.

Historical performance shown for the Evergreen Small Cap Value Fund - Class A prior to 4/25/03 is based on the performance of the Investor shares of the fund's predecessor fund, Undiscovered Managers Small Cap Value Fund, and prior to its inception, on the Institutional shares, the original class offered by the fund's predecessor fund. The historical returns have not been adjusted to reflect the effect of each class' 12b-1 fee. These fees are 0.25% for Class A. Investor share fees were 0.25% and Institutional shares did not pay a 12b-1 fee. If these fees had been reflected, returns for Class A would have been different.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it
In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation
The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.*** *121015*

Wells Fargo Advantage Funds®

Total Return Bond Fund

Fund Details

Portfolio Manager(s): O'Connor, Ludgood
Assets: $3,132M all share classes (as of 12-31-09)
Benchmark: Barclays Capital U.S. Aggregate Bond Index
Inception Date: June 1997
Accounting/Performance Survivor: WFA Total Return Bond Fund

Fund Share Classes:
Class A, Class B, Class C, Class R, Institutional, Investor, Administrator

Fund Overview

- The Montgomery team utilizes a unique core bond strategy focused on finding relative-value opportunities and dislocations in the bond market in a bottom-up, bond-by-bond fashion.
- This strategy is deployed by trading in high-quality and highly liquid securities. A true core bond strategy, the team seeks to keep duration and yield curve bets to a minimum, utilizing instead its expertise in bond-by-bond selection in an effort to generate alpha.
- The team seeks to repeatedly add modest amounts of alpha value while keeping portfolio risk and tracking error low.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	Proposed Wells Fargo Advantage Fund *Subadvisor-Portfolio Manager(s)*
• Total Return Bond • Diversified Bond	• Core Bond • Short Intermediate Bond	WF **Total Return Bond** *Wells Capital Management- O'Connor, Ludgood*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	WFA Total Return Bond Fund (Surviving Strategy)	WFA Diversified Bond Fund	EVG Core Bond Fund	EVG Short-Intermediate Bond Fund
Portfolio Manager(s)	O'Connor, Ludgood	Team-Managed	O'Connor, Ludgood	O'Connor, Ludgood
Assets for All Share Classes (as of 12-31-09)	$2,419M	$47M	$589M	$77M
Overall Morningstar Rating™ (as of 12-31-09)	★★★★★ 978 funds in the Intermediate-Term Bond category	★★★ 978 funds in the Intermediate-Term Bond category	★ 978 funds in the Intermediate-Term Bond category	★ 978 funds in the Intermediate-Term Bond category
Based on risk-adjusted return of:	*Institutional*	*Administrator*	*Class I*	*Class I*
Inception Date	June 1997	December 1982	December 1990	March 1977
Fund Benchmark	Barclays Capital U.S. Aggregate Bond Index	Barclays Capital U.S. Aggregate Bond Index	Barclays Capital U.S. Aggregate Bond Index	Barclays Capital U.S. Intermediate Gov. Index
Lipper Category	Intermediate Investment Grade	Intermediate Investment Grade	Intermediate Investment Grade	Short-Intermediate Investment Grade
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	–	No	No	No
Relative Performance to Survivor Fund	–	See next page	See next page	See next page

Current Share Class	Ticker	Ticker	Ticker	Ticker
Class A	MBFAX	NA	ESBAX	EFXAX
Class B	MBFBX	NA	ESBBX	EFXBX
Class C	MBFCX	NA	ESBCX	EFXCX
Class I	MBFIX	NA	ESBIX	ESFIX
Class IS	NA	NA	ESBSX	EFISX
Class R	NA	NA	ESBRX	NA
Investor	WTRZX	NA	NA	NA
Administrator	MNTRX	NVMFX	NA	NA

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Total Return Bond	Inst	0.57%	11.50%	7.05%	5.56%	6.81%	6.58%
WFA Diversified Bond	Admin	1.13%	11.01%	4.57%	3.96%	5.10%	6.91%
EVG Core Bond	I	-0.39%	16.68%	-4.21%	-1.24%	3.12%	5.03%
EVG Short-Intermediate Bond	I	0.07%	14.26%	-1.65%	0.16%	3.62%	6.67%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds and www.evergreeninvestments.com for Evergreen Funds. Administrator, Institutional and Class I shares are sold without a front-end sales charge or contingent deferred sales charge.*

The adviser for Evergreen Funds may have voluntarily waived fees and/or reimbursed expenses for certain Funds. The adviser for Wells Fargo Advantage Funds has committed to certain fee waivers and/or expense reimbursements. Without these reductions, the Funds' returns would have been lower. These reductions may be discontinued at any time.

Institutional Class shares of the Wells Fargo Advantage Total Return Bond Fund incepted on October 31, 2001. Performance shown prior to the inception of the Institutional Class reflects the performance of the Administrator Class shares, and includes expenses that are not applicable to and are higher than those of the Institutional Class shares.

Administrator Class shares of the Wells Fargo Advantage Diversified Bond Fund incepted on November 11, 1994. Performance prior to November 11, 1994, reflects the performance of an unregistered collective investment fund that was not subject to the same requirements and restrictions as the Fund.

Historical performance shown for the Evergreen Core Bond Fund – Class I is based on the performance of Class I of the fund's predecessor fund, Tattersall Bond Fund.

Historical performance shown for the Evergreen Short-Intermediate Bond Fund – Class I prior to its inception on 11/24/97 is based on the fund's predecessor common trust fund's (CTF) performance, adjusted for Class I expenses. The CTF was not registered under the Investment Company Act of 1940 and was not subject to certain investment restrictions imposed by such Act. If the CTF had been registered, its performance might have been adversely affected.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it
In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation
The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.EvergreenInvestments.com for Evergreen Funds and www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds. Read the prospectus carefully before investing.

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company's broker/dealer subsidiaries. Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. ***Effective 1-4-10, Evergreen mutual funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.***

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company 121030*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Advantage Funds®

Ultra Short-Term Income Fund

WELLS FARGO ADVANTAGE FUNDS

Fund Details

Portfolio Manager(s): Mueller, Newton, Price
Assets: $914M all share classes (as of 12-31-09)
Benchmark: Barclays Capital 9–12 Month Short-Term U.S. Government/Credit
Inception Date: November 1988
Accounting/Performance Survivor: WFA Ultra Short-Term Income Fund

Fund Share Classes:
Class A, Class C, Institutional, Investor, Administrator

Fund Overview

- Tom Price has managed the Fund since 2002, with Jay Mueller joining in 2004 and Jamie Newton in 2008.
- The team incorporates top-down macroeconomic analysis with bottom-up security selection. The managers seek to generate excess performance through actively managing the four key elements of total return: duration, yield curve positioning, sector allocation, and security selection.
- The Fund is managed against the Barclays Capital 9–12 Month Short-Term U.S. Government/Credit; it typically holds little or no Treasury debt. Holdings are typically concentrated in corporate, ABS/CMO, and agency-backed mortgages sectors, with portfolio duration usually around six months.

Current Wells Fargo Advantage Fund(s)	Current Evergreen Fund(s)	*Surviving Strategy*	Proposed Wells Fargo Advantage Fund *Subadvisor—Portfolio Manager(s)*
• Ultra Short-Term Income • Stable Income	• NA	WF	**Ultra Short-Term Income** *Wells Capital Management - Mueller, Newton, Price*

WF Surviving strategy is from *Wells Fargo Advantage Funds*

Fund Information/Considerations	Surviving Strategy WFA Ultra Short-Term Income Fund	WFA Stable Income Fund
Portfolio Manager(s)	Mueller, Newton, Price	Merriam, Mirza
Assets for All Share Classes (as of 12-31-09)	$763M	$151M
Overall Morningstar Rating™ (as of 12-31-09) *Based on risk-adjusted return of the A class shares (load-waived)*	★★ 89 funds in the Ultra Short Bond category	★★ 89 funds in the Ultra Short Bond category
Inception Date	November 1988	November 1994
Fund Benchmark	Barclays Capital 9–12 Month Short-Term U.S. Government/Credit	Barclays Capital 9–12 Month Short-Term U.S. Government/Credit
Lipper Category	Ultrashort Obligations	Short Investment Grade
High Correlation of Returns (based on R^2) to Survivor Fund (>95%)	--	No
Relative Performance to Survivor Fund	See next page	See next page
Current Share Class	**Ticker**	**Ticker**
Class A	SADAX	NVSAX
Class B	NA	NVSBX
Class C	WUSTX	WSICX
Institutional	SADIX	NA
Investor	STADX	NA
Administrator	WUSDX	NVSIX

For more detailed information, visit www.wellsfargo.com/advantagefunds > Integration News or www.evergreeninvestments.com > Integration News and click on our interactive fund mapping tool.

Average Annual Fund Performance (as of 12-31-09)

Funds	Class	3 Month Return*	1 Year Return	3 Year Return	5 Year Return	10 Year Return	Since Inception
WFA Ultra Short-Term Income	A	1.61%	8.67%	1.47%	2.55%	2.71%	4.77%
Including Sales Charge		-	6.49%	0.79%	2.13%	2.50%	4.67%
WFA Stable Income	A	1.85%	8.14%	1.41%	2.11%	2.84%	3.84%
Including Sales Charge		-	5.98%	0.73%	1.70%	2.63%	3.70%

*Returns for periods of less than one year are not annualized.

Figures quoted represent past performance, which is no guarantee of future results. *Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance shown without sales charges would be lower if sales charges were reflected. Current performance may be lower or higher than the performance data quoted. Current month-end performance is available at the Funds' Web sites, www.wellsfargo.com/advantagefunds for Wells Fargo Advantage Funds.*

For Class A shares, the maximum front-end sales charge is 2.00%. Performance including sales charge assumes the sales charge for the corresponding time period.

Class A shares of the Wells Fargo Advantage Ultra Short-Term Income Fund incepted on August 31, 1999. Effective June 20, 2008, the Advisor Class was renamed Class A and modified to assume the features and attributes of Class A. Performance shown for the Class A shares from August 31, 1999, through June 19, 2008, includes Advisor Class expenses and is adjusted to reflect Class A sales charges. Performance shown prior to August 31, 1999, for the Class A shares, reflects the performance of the Investor Class shares, adjusted to reflect Advisor Class expenses and Class A sales charges.

Class A shares of the Wells Fargo Advantage Stable Income Fun incepted on May 2, 1996. Performance shown prior to the inception of Class A shares reflect performance of the Administrator Class shares, adjusted to reflect Class A sales charges and expenses, as applicable.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find it

In connection with the proposed transaction, the acquirer has filed a Prospectus/Proxy Statement with the Securities and Exchange Commission. All shareholders are advised to read this Prospectus/Proxy Statement in its entirety when it becomes available, because it will contain important information regarding the acquirer, the target, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. The target intends to mail the Prospectus/Proxy Statement to its shareholders once such Prospectus/Proxy Statement is declared effective by the Commission. Shareholders may obtain a free copy of the Prospectus/Proxy Statement when available and other documents filed by the acquirer with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement, once available, may be obtained by directing a request via mail, phone or email to acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston MA, 02266-8266, 1-800-222-8222, www.wellsfargo.com/advantagefunds. Free copies of the Prospectus/Proxy Statement, once available, also may be obtained by directing a request via mail or fax to target, Evergreen Funds, 200 Berkeley Street, Boston, MA, 02116, 1-800-343-2898, www.evergreeninvestments.com. In addition to the Prospectus/Proxy Statement, the target and the acquirer file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings made with the Commission by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation

The acquirer, the target and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target's shareholders under the rules of the Commission will be set forth in the Prospectus/Proxy Statement filed by the acquirer with the Commission in February 2010.

Mutual fund investing involves risks, including the possible loss of principal. Consult a Fund's prospectus for additional information on risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds. Read the prospectus carefully before investing.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds®. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by ***Wells Fargo Funds Distributor, LLC,*** *Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 121027*

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE